Exhibit 10.1

Dated the 29th day of June 2018

SHAW MOVIE CITY HONG KONG LIMITED
(Landlord)

AND

SHARING FILM INTERNATIONAL LIMITED

(Tenant)

TENANCY AGREEMENT

TERM	:	ONE (1) YEAR
COMMENCING :	:	1st NOVEMBER 2018
EXPIRING	:	31st OCTOBER 2019
PREMISES	:	All That office A, office B, office C, flat roof, balcony B and balcony C on the Third Floor of Shaw Moviecity Office Complex of Shaw Movie City situate at No. 201 Wan Po Road Tseung Kwan 0 Sai Kung New Territories Kowloon and erected on Tseung Kwan O Town Lot No. 85.

Messrs. S. H. Chan & Co.
Solicitors & Notaries
Units C-E, 18th Floor
China Overseas Building
139 Hennessy Road
Wanchai
Hong Kong

Ref. No.: JT/62319

THIS AGREEMENT                  is made the                  day of                         Two Thousand and Eighteen

BETWEEN: -

(1)	SHAW MOVIE CITY HONG KONG LIMITED, a company incorporated in Hong Kong whose registered office is situate at Lot 220 Clear Water Bay Road, Kowloon, Hong Kong ((hereinafter with their respective successors and assigns where the context so admits collectively called “the Landlord”) of the first part; and

(2)	SHARING FILM INTERNATIONAL LIMITED, a company incorporated in Hong Kong with company number 2644889 whose registered office is situated at 604, 6th Floor, Tesbury Centre, 28 Queen’s Road East, Hong Kong (hereinafter called “the Tenant”) of the second part.

WHEREBY IT IS AGREED as follows:-

Demised Premises	1.	The Landlord shall let and the Tenant shall take ALL THOSE the premises Premises (hereinafter called the “Premises”) known as office A, office B, office C, flat roof, balcony B and balcony C on the THIRD FLOOR of SHAW MOVIECITY OFFICE COMPLEX (hereinafter called the “Building”) of SHAW MOVIE CITY situate at No. 201 Wan Po Road Tseung Kwan O Sai Kung New Territories Kowloon and erected on ALL THAT piece or parcel of ground registered in the Land Registry as TSEUNG KWAN 0 TOWN LOT NO. 85 which the Premises are more particularly described in the First Schedule hereto together with the right for the Tenant its employees customers servants agents invitees and licensees in common with all other persons having a like right to the use during normal business hours as hereinafter set out:-

Ancillary rights	(1)	the entrances exits staircases lifts landings passages and other areas (whenever the same shall be operating) of the Building intended for common use in so far as the same are necessary for the proper use and enjoyment of the Premises and Subject Always to the right of the manager of the Building and/or the Landlord to restrict the use of all or any of the above for purpose of repair renovation or maintenance and other proper purpose or to re-designate or alter renovate or change the layout or appearance of such common areas;

(2)	the entrances exits staircases lifts landings passages and other areas (whenever the same shall be operating) of and within the Building intended for common use in so far as the same are necessary for the proper use and enjoyment of the Premises and Subject Always to the right of the Landlord to restrict the use of all or any of the above for purpose of repair renovation or maintenance and other proper purpose or to re-designate or alter renovate or change the layout or appearance of such common areas;

(3)	the water-closets, lavatories and conveniences provided by the Landlord for the use of the Tenant, its staff, customers, servants, invitees and licensees as directed by the Landlord except insofar as the Landlord may from time to time restrict such use.

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Term, Rent & other charges	2.	The Landlord shall let and the Tenant shall hold the Premises for the term as specified in Part I of the Second Schedule hereto (hereinafter called the “Term”) at the rent hereinafter set out in Part I of the Third Schedule hereto (hereinafter called the “Rent”) exclusive of Government Rent, rates, management fee, utility charges and other charges, if any.

Tenant’s Covenants	3.	The Tenant TO THE INTENT that the obligations may continue throughout the tenancy hereby created COVENANTS and AGREES with the Landlord as follows:-

Rent	(1)	To pay the rent herein reserved for the whole Term in a lump sum in the manner as set out in Part I of the Third Schedule hereto in advance without any deduction to the Landlord on the day of which the Premises is handover to the Tenant as specified in paragraph 8 of the Sixth Schedule hereto (hereinafter called the “Handover Date”).

Management Fee & other charges	(2)	To pay such charges monthly in advance without any deduction to the Landlord in respect management fee of the Premises (herein after called the “Management Fee”) in accordance with Part II of the Third Schedule hereto. The Landlord shall be entitled to treat non-payment of any amount debited to the Tenant in accordance with the foregoing provisions of this Clause or any part thereof in all respects as non-payment of rent under this Agreement. The management fee in respect of the Premises shall be set out in Part II of the Third Schedule hereto.

Payment of Government Rent and Rates	(3)	(a)	To pay Government Rent and the rates charged on the Premises as assessed by the Government if and when there is an independent assessment of the same on the Premises by the Government, or to pay to the Landlord the sum equivalent to 3% of one month’s rental hereby reserved to the Landlord on monthly basis and in advance as payment of Government Rent and 5% of one month’s rental hereby reserved to the Landlord on a monthly basis and in advance as payment of rates, both subject to adjustment on actual assessment being received from the Government, and also to pay and discharge all taxes assessments duties charges impositions and outgoings of an annual or recurring nature only but excluding those of a capital nature now or hereafter to be imposed or charged on the Premises or upon the owner or occupier in respect thereof by the Government of Hong Kong or other lawful authority (Property Tax alone excepted) and to pay or if the same is already paid by the Landlord to refund to the Landlord on demand in case any of the same are payable assessed imposed raised charged or levied in respect of the Building as a whole or any part thereof (which includes the Premises).

(b)	In the event an assessment to Government Rent and/or rates in respect of the Premises shall be raised upon the Landlord direct the Landlord shall during the month immediately preceding any month may fall due be at liberty to debit the Tenant with the amount thereof and the same shall forthwith be paid by the Tenant to the Landlord whereupon the Landlord shall account for the same to the Government of Hong Kong.

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(c)	The Tenant shall pay to the Landlord such sum as specified in Part III of the Third Schedule hereto in settlement of the Government Rent and rates payable by the Tenant in accordance with the foregoing provisions of this Clause.

(d)	The Landlord shall be entitled to treat non-payment of any amount debited to the Tenant in accordance with the foregoing provisions of this Clause or any part thereof in all respects as non-payment of rent under this Agreement.

Utilities	(4)	To pay and discharge all charges in respect of electricity, water, telex gas or fax machines, telephones, air-conditioning system (if any) and other machines installed by the Tenant upon the Premises or by accounts rendered to the Tenant and other outgoings now or at any time hereafter consumed by the Tenant and chargeable in respect of the Premises and to pay all necessary deposits for the same.

Interior Fitting	(5)	(a)	To fit out the interior of the Premises at its own costs and expenses out and in accordance with such plans and specifications as shall have been first submitted by the Tenant to and approved in writing by the Landlord in a good and proper workmanlike fashion using good quality materials and in all respects in a style appropriate to a first class Film Studio (as defined in the Fifth Schedule hereto) and to maintain the same throughout the Term in good condition and repair to the satisfaction of the Landlord.

(b)	To submit three (3) full sets of all relevant detail fitting out plans drawings and specifications of interior finish (including electrical mechanical and building services works) to the Landlord for approval and not to commence any fitting out works before vacant possession is delivered to the Tenant and before such plans and drawings are approved by the Landlord in writing. The plans and drawings as aforesaid shall, without limitation:-

(i)	include detailed drawings, plans and specifications for all partitioning and floor coverings,
(ii)	include detailed drawings, plans and specifications of all electrical installations which shall be connected to the electrical systems installed by the Landlord,
(iii)	include details of any proposed amendments, additions or alterations to any electrical mechanical or other building services,
(iv)	comply with all relevant Ordinances, regulations and by-laws from time to time issued by the Government of Hong Kong.

(c)	All costs (including consultancy fees) incurred by the Landlord its project architects and E/M consultants for payment to any third party engaged in relation to or in connection with approving the plans drawings and specifications submitted by the Tenant pursuant to (a) and (b) above shall be borne by the Tenant absolutely Provided that the cost(s) for such engagement(s) shall be agreed by the Landlord and the Tenant.

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(d)	To employ or engage a contractor or contractors approved by the Landlord for the installation and alteration of electrical and mechanical building services and fire prevention works, air-conditioning system and sprinkler system. The Landlord shall not be responsible or liable in any way for the works carried out by or the performance of such nominated contractor or contractors or from defects in the design or quality of the fitting out or otherwise.

(e)	In carrying out any approved work under this Clause or other provisions of this Agreement, the Tenant shall cause its servants, agents, employees, contractors, licensees and workmen to cooperate with the Landlord and all servants, agents and workmen of the Landlord. The Tenant shall comply with and cause its employees customers servants agents invitees or licensees to obey and comply with the Fitting Out Rules (if any) which may be prescribed by the Landlord and all reasonable instructions and directions which may from time to time be given by the Landlord and all servants or agents of the Landlord in connection with the carrying out of such works by the Tenant. The Fitting Out Rules (subject to any amendments by the Landlord from time to time) is attached hereto as Attachment I.

(f)	The cable supply mains and other utility services leading to the Premises will be provided by the Landlord. The Landlord will not charge the Tenant for any facilities which are already installed in the Premises before the Premises is handed over to the Tenant and will ensure such facilities are in good order on the Handover Date. The Tenant agrees that all cable supply mains utility services electrical wiring and other electrical works inside the Premises shall be carried out at the Tenant’s own costs and expenses and only by the contractor nominated or approved by the Landlord. The Tenant shall be responsible for the maintenance and reparation of all the cable supply mains utility services electrical wiring and other electrical works inside the Premises (whether installed by the Landlord or the Tenant) which are used exclusively by the Tenant throughout the Term.

(g)	The Tenant shall at its own costs and expenses form floorings to even level.

(h)	The Tenant’s fitting out works shall be conducted at the sole risk of the Tenant and the Tenant shall, in addition to the insurance requirements on the part of the Tenant to perform and obtain under the terms of provisions of this Agreement, to effect and maintain before the commencement of the Tenant’s fitting out works and at the Tenant’s own costs and expense insurances in relation to and cover the Tenant’s fitting works as so required under all the applicable laws and as the Landlord may reasonably require throughout the whole fitting out period until the completion of the Tenant’s fitting out works.

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(i)	The Tenant shall ensure all safety and caution measures applicable or in relation to the Tenant’s fitting works exist well before and throughout the conduct of the Tenant’s fitting out works to its completion.

(j)	The Tenant expressly acknowledges that the approval by the Landlord of the Tenant’s fitting out plans under this sub-clause (5) or otherwise shall not be construed as any warranty or representation that the Tenant’s fitting out plans (or any part of it) comply with the requirements rules and regulations of the relevant Government Authorities or any applicable law. It shall be the Tenant’s sole responsibility to obtain all relevant permission approval or consent in respect of its fitting out in the Premises. The Tenant shall not be entitled to claim any compensation, extension of Free Occupation Period, reduction of Rent or abatement of Rent by reason of any delay in the grant of any of aforesaid permission approval or consent.

Interior Repairs	(6)	To maintain and keep all the interior of the Premises including the flooring and interior plaster or other finishing material and rendering to walls floors and ceiling and the Landlord’s fixtures and fittings therein including all doors windows electrical installations and wiring in good clean tenantable substantial and proper repair and condition and properly preserved and painted and made good as may be appropriate when from time to time required and to so maintain the same at the expense of the Tenant. In particular but without in any way limiting the foregoing, the Tenant agrees:-

Windows	(a)	to reimburse to the Landlord the cost of replacing all windows broken or front glass broken which are caused by the act, negligence or misuse of the Tenant or its employees customers servants agents invitees or licensees; and to reimburse to the Landlord the cost of replacing all windows broken or front glass broken or damaged by strong winds gales monsoons typhoon or inclement weather which are caused by the negligence or for reason that the Tenant has not taken reasonable measures against the same. Otherwise, the Landlord will be responsible for replacing all windows broken or front glasses broken.

Electrical Wiring	(b)	to repair or replace, if so required by the appropriate supply company, statutory undertaking or authority (as the case may be) under the terms of any electricity supply ordinance for the time being in force or any governmental regulations, all the electrical wiring installations and fittings with the Premises and the wiring from the Tenant’s meter or meters to and within the same where such repair or replacement is necessary whether owing to the neglect or misuse of the Tenant or its employees, customers, servants, agents invitees or licensees but not further or otherwise.

Fire fighting installations	(c)	to preserve and protect the fire detection and fire fighting installations installations provided by the Landlord within the Premises against possible damage or unauthorised interference and to indemnify the Landlord against all costs claims and damages arising from all damage thereto.

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To execute repairs on receipt of notice	(d)	on receipt of any notices from the Landlord or its authorised representatives specifying any works or repairs which require to be done and which are the responsibility of the Tenant hereunder forthwith to put in hand and execute the same with all possible despatch and without any delay.

Third party Liability for interior defect etc.	(e)	to be wholly responsible for any damage or injury caused to any other person whomsoever directly or indirectly through the defective or damaged condition of any part of the interior of the Premises and to make good the same by payment or otherwise and to indemnify the Landlord against all claims, demands, actions and legal proceedings whatsoever made upon the Landlord by any person in respect thereof.

Compliance with Ordinances	(7)	To obey and comply with and to indemnify the Landlord against the breach of all ordinances, regulations, bye-laws, rules and requirements of any Governmental or other competent authority relating to the conduct and carrying on of the Tenant’s business on the Premises or to any other act, deed, matter or thing done, permitted, suffered or omitted therein or thereon by the Tenant or any employees, customers, servants, agents, invitees or licensees of the Tenant and to notify the Landlord forthwith in writing of any notice received from any statutory or public authority concerning or in respect of the Premises or any services supplied thereto and the approval by or on behalf of the Landlord of plans specifications or proposals relating to fitting out works or alterations to be carried out by the Tenant shall not imply or represent that the Landlord considers that any such matters are in compliance with any of the said ordinances regulations bye-laws, rules and requirements.

Alterations Reinstatement	(8)	Not to make or permit to be made any alterations in or additions to the Premises or to the electrical wiring installations fire detection and fire fighting installations or other Landlord’s fixtures or to install any internal partitions plant apparatus or machinery therein or to cut maim or injure or to suffer to be cut maimed or injured any doors windows walls structural members or other fabric of the buildings of the Building without having first obtained the written licence and consent of the Landlord therefor. If the Tenant wishes to carry out any addition alteration or modification to the Premises including but not limited to demolition of any of the partition wall(s) inside the Premises or alteration of the glass door(s) at the entrance front, the Tenant may, subject to other provisions terms and conditions in this Agreement on fitting-out decoration, alteration and modification of the Premises and the prior approval in writing of the Landlord, remove or demolish the partition wall(s) between the units which form part of the Premises and/or alter the glass door(s) at the entrance front at its sole costs and expenses. In such event, without prejudice to payment of the deposits mentioned in paragraph 5(8) hereof and the Fourth Schedule hereto, the Tenant shall, if required by and upon demand of the Landlord, deposit with the Landlord such sum as the Landlord shall determine to secure the due performance and observance of the Tenant’s obligation during any period of the said approved addition, alteration or modification to the Premises. Provided That on the expiration or sooner determination of the Term the Tenant shall at its sole costs and expenses reinstate in a good and proper workmanlike manner using good quality materials to the entire satisfaction of the Landlord the Premises to a bare shell condition. In such event, the Tenant shall be entitled to the refund of the deposit mentioned in this Clause without interest.

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Entrance front	(9)	Not to change or in any way vary the entrance front and the entrance doors provided or approved by the Landlord for access to the Premises and not to install locks bolts or other fittings to the said entrance doors additional to those supplied or approved by the Landlord nor in any way to cut nor alter the said entrance doors without having first obtained the written licence and consent of the Landlord.

Not to cut, maim etc.	(10)	Not to cut, maim, injure, drill into, mark or deface or permit or suffer to be cut, maimed, injured, drilled into, marked or defaced any doors, windows, walls beams, structural members or any part of the fabric of the Premises or any of the plumbing or sanitary apparatus or installations included therein.

Lavatories	(11)	To keep at the expense of the Tenant any lavatories and water apparatus (if any) used exclusively by the Tenant or its employees, customers, servants, agents, invitees or licensees in a good clean and tenantable state and in proper repair and condition at all times during the Term to the satisfaction of the Landlord and in accordance with the regulations of the Public Health or other Government authority concerned; and not to install any form of lock to the entrance doors to the said lavatories in addition to those locks installed by the Landlord.

Clearing of drains	(12)	To pay on demand to the Landlord the cost incurred by the Landlord in cleansing and clearing any of the drains choked or blocked up owing to careless use by the Tenant or its employees customers servants agents invitees or licensees.

To employ approved cleaning & security services	(13)	Not to employ any cleaning or security organisation for the rendering of services for or in connection with the Premises unless such organisation shall first have been approved by the Landlord.

Storage of hazardous goods	(14)	Not to use the Premises for the storage of goods or merchandise other than in quantities consistent with the nature of the Tenant’s trade or business nor to keep or store or cause or permit to be kept or stored any inflammable materials or substances extra-hazardous or hazardous goods within the meaning of the Dangerous Goods Ordinance or any enactment replacing the same.

Not to use the words to be determined by the Landlord	(15)	Not to use the name of the Building or any other words to be determined by the Landlord in connection with the business or operations of the Tenant except to indicate the address or location of the Premises nor after the expiration or sooner termination of this tenancy to use the name of the Building or any other words to be determined by the Landlord in any way whatsoever.

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Not to keep animals or pets	(16)	Not to keep or permit or suffer to be kept any animal or pet inside the Premises and to take all such steps and precautions to the satisfaction of the Landlord to prevent the Premises or any part thereof from being infested by termites, rats, mice, cockroaches or any other pests or vermin.

Exterior walls	(17)	Not to paint or to make any alterations or additions of any kind to the outside of the exterior walls of the Premises.

Mechanical apparatus	(18)	Not to install any machinery or other mechanical apparatus of any kind on any part of the Premises nor to place on any part of the Premises any object or objects of any kind (including any safe or other object) of a weight in excess of 5 KPa.

Bulky deliveries	(19)	Not to take or allow delivery of furniture fixtures or bulky items of goods and/or equipment in and out of the Building during day time except through the service lifts provided by the Landlord and arrange with the Landlord a suitable time for such deliveries to be effected.

Loading or unloading areas	(20)	To ensure that the Tenant’s employees customers servants agents invitees or licensees do not obstruct those areas of the Building designated as loading or unloading areas and at all times comply with the directions of the Landlord on the proper use of such areas and the delivery of goods generally.

Conduct of business	(21)	Not to conduct the business of the Tenant in such manner as to prejudice the goodwill and reputation of the Building as a Film Studio and only use the Premises as a Film Studio as defined in the Fifth Schedule hereto.

Display of signs	(22)	Not to affix or display or permit or suffer to be affixed or displayed etc. within or outside the Premises any signboard, sign, decoration, promotion matter or other device whether illuminated or not which may be visible from outside the Premises save that:-

(a)	the Tenant shall be entitled to have its name displayed in English and Chinese in uniform lettering or characters designated by the Landlord on the Directory Boards or at such location to be designated/approved by the Landlord, such lettering and characters and any additions or alterations thereto to be placed thereto or to be placed thereon by the Landlord at the Tenant’s expense;

(b)	the Tenant shall be entitled at its own expense to have its name affixed in lettering and/or characters approved by the Landlord on a signboard to be displayed outside the Premises but at such location to be approved by the Landlord, such lettering and/or characters thereon and any additions or alterations thereto or thereon to be Obstruction of Outside Windows made by the Landlord at the Tenant’s expense. If the Tenant carries on business under a name other than its own name, it shall notify the Landlord of the name under which its business is carried on and shall be entitled to have that name displayed as aforesaid but the Tenant shall not be entitled to change the business name without the previous written consent of the Landlord.

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Obstruction of Outside Windows	(23)	Not to block up darken or obstruct or obscure the entrance front window or any other window or lights belonging to the Premises without having obtained consent such consent may be given subject to such reasonable conditions as the Landlord may reasonably impose and shall not be required in respect of such a blocking-up, darkening, obstruction or obscuring for periods not exceeding five consecutive days for the purposes of window-dressing or alterations Provided Always that the Tenant may at its option but with the consent of the Landlord protect such entrance front windows or lights belonging to the Premises by means of “open” or “grilled” type shutters of which the design and use of material to be decided by the Landlord at its sole discretion during the times as the Premises are not open for business.

Typhoon precautions	(24)	To take all reasonable precautions to protect the interior of the Premises from damage threatened by an approaching storm or typhoon including the installation of protective shutters to shop windows where provided.

Soundetc. nuisance	(25)	Not to do or produce or suffer or permit to be done or produced any excessive or unreasonable music noise (including sound produced by broadcasting from Television, Radio or any apparatus or instrument capable of producing or reproducing music and sound) or other acts or things in or on the Premises which is/are or may be a nuisance or annoyance to the Landlord or to the tenants of the Building or neighbouring premises.

User	(26)	Not to use or permit or suffer the Premises or any part thereof to be used for any purpose other than as a Film Studio for the Tenant’s own film business as defined and specified in the Fifth Schedule hereto.

Mis-use	(27)	Not to permit or suffer any part of the Premises to be used for any other purpose except as a Film Studio (as defined in the Fifth Schedule hereto) and not to permit or suffer any part of the Premises to be used for gambling or for any illegal, immoral or, improper purpose or so as to cause or be likely to cause any nuisance, annoyance, inconvenience or danger to the occupiers of adjacent premises or to the neighbourhood.

Food prohibited	(28)	Not to use or allow or permit the Premises to be used of the preparation or consumption of food including that intended to be sold by the Tenant or permit or cause any offensive or unusual odours to be produced upon permeate through or emanate from the Premises.

Sleeping quarters prohibited Watchmen	(29)	Not to allow any person or persons to remain in the Premises overnight without the Landlord’s prior permission in writing. In any event such permission shall only be given to enable the Tenant to post watchmen to look after the contents of the Premises which shall not be used as sleeping quarters or as domestic premises within the meaning of the Landlord and Tenant (Consolidation) Ordinance or any enactment replacing consolidating or amending the same which shall be in force for the time being.

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Blocking of entrances	(30)	Not to place or leave in the entrances staircases passages landings or other common areas of the Building any boxes furniture or rubbish or otherwise obstruct the same.

Disposal of garbage	(31)	Not to dispose of any garbage or rubbish except in the manner from time to time prescribed by the Landlord and until such time as such garbage is removed from the Building to keep the same securely sealed in containers of a design to be approved by the Landlord.

Enter and view	(32)	To permit the Landlord and its agents with or without workmen or others and with or without appliances at all reasonable times upon reasonable notice being given to the Tenant throughout the Term during business hours (save and except in case of emergency) to enter upon the Premises to view the condition thereof and to take inventories of the fixtures and fittings therein. The Tenant shall make good all defects and wants of repair when found to be the liability of the Tenant within FIFTEEN DAYS from the time of receipt of notice written or verbal from the Landlord (or sooner if required) to amend or make good the same. In the event of emergency, the Landlord and/or its servants or agents may enter the Premises without notice and forcibly, if necessary.

Assignment, sub-letting	(33)	Not to transfer assign sub-let licence share or otherwise part with the possession of the Premises or any part thereof either by way of sub-letting, lending, sharing or other means whereby any person or persons not a party to this Agreement obtains the use or possession of the Premises or any part thereof for all or any part of the Term hereby granted. The tenancy shall be strictly personal to the Tenant named in this Agreement and without in any way limiting the generality of the foregoing, the following acts and events shall, unless approved in writing by the Landlord, be deemed to be breaches of this clause:-

(a)	in the case of a tenant which is a partnership, the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise;

(b)	in the case of a tenant who is an individual (including a sole surviving partner of a partnership tenant) the death, insanity or other disability of that individual, to the intent that no right to use, possess, occupy or enjoy the premises or any part thereof shall vest in the executors, administrators, personal representatives, next of kin, trustee or committee of any such individual;

(c)	in the case of a tenant which is a corporation any take-over, reconstruction, amalgamation, merger, voluntary liquidation or change in the person or persons who owns or own a majority of its voting shares or who otherwise has or have effective control thereof;

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(d)	the giving by the Tenant of a Power of Attorney or similar authority whereby the donee of the Power of Attorney obtains the right to use, possess, occupy or enjoy the Premises or any part thereof or does in fact use, possess, occupy or enjoy the same;

(e)	the holding on trust by the Tenant of the Premises or any part thereof for a third party; or

Change of Business Name	(f)	the change of the Tenant’s business name without the prior written consent of the Landlord, which consent shall not be unreasonably withheld.

Security System	(34)	To ensure that the Tenant’s own security system (if any) within and at the entrance of the Premises is at all times compatible with and linked up, if so required by the Landlord, to the security system (if any) for the Building provided and operated by the Landlord.

Ordinances etc. & government Lease provisions	(35)	To be answerable and responsible for the consequence of any breach of laws, ordinance or governmental regulations by any customer or occupier or visitor to the Premises and not to do anything in contravention of the provisions of the Government Lease under which the Landlord holds the Premises and to indemnify the Landlord against any damage, loss, fine or any other consequences caused by any such breach or contravention.

Observance of Deed of Mutual Covenant	(36)	Not to contravene any of the covenants and conditions contained in the Deed of Mutual Covenant (if any) or any Sub-Deed or Sub-Deeds (if any) to be entered pursuant to the terms therein or any other Deed affecting the Premises and to indemnify the Landlord against all losses, claims, costs, damages or expenses arising from any such breach, default or contravention.

Not to use	(37)	Not to use or permit or suffer the Premises or any part thereof to be used for any purpose other than a Film Studio (as defined in the Fifth Schedule hereto).

Insurance policies Increased premium Void indemnity	(38)	Not to do or permit to be done any act or thing whereby the policy or policies of insurance on the Premises against damage by fire or claims by third parties for the time being subsisting may become void or voidable or whereby the rate of premium or premia payable under the insurance policy or policies may be increased and to repay the Landlord on demand all sums paid by the Landlord by way of increased premium or premia and all expenses incurred by the Landlord in and about any renewal of such policy or policies rendered necessary by a breach of this clause, and, if and when the policy or policies becomes void or voidable due to a breach of this clause, to indemnify the Landlord against all expenses costs losses and damages which but for the breach of this provision by the Tenant would have been recoverable by the Landlord pursuant to the said policy or policies.

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Negligence Water overflow	(39)	Save and except due to the act or negligence of the Landlord, to indemnify the Landlord against all claims demands actions and legal proceedings whatsoever made upon the Landlord in respect of any damage or injury to any person whomsoever directly or indirectly caused by the negligence of the Tenant or its employees customers servants agents invitees or licensees or by, or through or in any way owing to the overflow of water from the Premises which is caused by the act, negligence or omission of the Tenant its employees customers servants agents invitees or licensees. Save and except due to the act or negligence of the Landlord, the Landlord shall not be under any liability whatsoever to the Tenant or to any person whomsoever (i) in respect of any loss or damage or loss or business sustained by the Tenant or such other persons aforesaid caused by or through or in any way owing to the escape of fumes smoke fire or any other substance or thing or flooding or leakage or overflow of water from any offices or premises in or any other part of the Building or any construction joint located within the Premises or the influx of rain water or sea water or due to choking of any pipe or drainage in or within the Premises or the Building or caused by the negligence of any tenant of such units or premises or other part of the Building or otherwise and (ii) in respect of any damage or loss of business which may be suffered or sustained by the Tenant or any other person or to any property whatsoever caused by or through or in any way owing to any malfunction defect in or breakdown of the lifts fire and security services or any failure malfunction explosion variation interruption or suspension of electricity or water supply or any other services provided in the Building for any reason whatsoever including negligent or wrongful acts or omissions by independent contractors and the rent or management fee shall not be abated or ceased to be payable on account thereof or (iii) in respect of the security or safekeeping of the Premises or any contents therein and in particular but without prejudice to the generality of the foregoing the provision by the Landlord and/or the manager of watchmen and caretakers or any mechanical or electrical alarm systems (if any) of whatever nature shall not create any obligation on the part of the Landlord as to the security of the Premises or any contents therein and the responsibility for the safety of the Premises and the contents thereof shall at all times rest with the Tenant nor shall the rent and other charges payable hereunder or any part thereof abate or cease to be payable on account of any of the foregoing or (iv) in respect of any loss or damage or loss of business sustained by the Tenant or such other persons aforesaid caused by or through or in any way owing to the activity of termites, roaches, rats, mice or other pests or vermin in the Premises or the Building. Nothing in the aforesaid shall be construed as imposing on the Landlord any duty to insure against any of the above liabilities which the Tenant hereby declares that he shall not in any event hold the Landlord or their agent, servant or employee liable.

Third Party Insurance	(40)	At the discretion of the Landlord, either the Tenant itself at its own expenses, or to permit the Landlord at the Tenant’s expense and in the name of the Tenant:-

(a)	to effect and maintain insurance cover to the satisfaction of the Landlord in respect of all such risks as aforesaid with such insurance company as the Landlord shall in its absolute discretion deem fit. The policy of insurance so effected to be endorsed to show the interest of the Landlord therein as landlord of the Premises and to be in such amount as may be determined by the Landlord and to contain a provision that the insurance cover thereby effected and the terms and conditions thereof may not be altered modified restricted or cancelled without the express prior written consent of the Landlord. The amounts covered by the insurance policy as attributable to Third Party Liability shall be not less than HK$20,000,000,00 for any one claim and unlimited cover for the insured period.

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Other Tenant’s	(b)	to effect and maintain throughout the Free Occupation Period (as Insurance herein defined in paragraph 7 of the Sixth Schedule hereto) and throughout the Term hereby created with an insurance company of repute adequate insurance cover in the full replacement value thereof in respect of the following risks:-

(i)	Glass : all glass now or hereafter within or forming part of the Premises;

(ii)	Water damage : including without limitation damage to trade fixtures and fittings occurring in respect of the use or misuse of the fire sprinkler system installed in the Premises or the misuse of water therein;

(iii)	Fire and extraneous perils : including adequate cover against loss or damage to stock, fixtures and fittings, articles of a decorative nature and personal effects;

And the Tenant shall have the Landlord’s interest as Landlord of the Premises endorsed on the policy of insurance and shall whenever so required by the Landlord produce the policy of insurance and last premium receipt and a certificate from the said insurance company to confirm that the said policy is duly paid up and is valid and subsisting.

Vicarious liabilities	(41)	Save and except due to the act or negligence of the Landlord, the Landlord shall not in any way be liable to the Tenant or to any person or persons claiming any right title or interest under the Tenant for any damage loss injury or loss of business whatsoever which may be sustained by the Tenant or by any such person or persons as aforesaid on account of the defective or damaged condition of the Premises or the Landlord’s fixtures therein or any part thereof and the Tenant hereby agrees to indemnify the Landlord against all claims demands actions costs expenses whatsoever made upon the Landlord by any person or persons in respect of the matter aforesaid and further that the Tenant shall be responsible for any damage which may be done to any part of the Premises or to the Landlord’s fixtures and fittings therein AND in particular the Landlord shall not be responsible to the Tenant or any person or persons as aforesaid for any damage whatsoever caused by or through or in any way owing to, save and except due to the act or negligence of the Landlord, any typhoon, landslide, subsidence of the ground, escape of fire, leakage of water or electricity wiring or cables situate in upon or in any way connected with the Building or any part thereof or dropping of cigarette ends, broken pieces of glass or other articles and the escape of water, fire or electricity and vibrations from any or part of the Building or in the neighbourhood.

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Tenant’s indemnity	(42)	The Tenant hereby agrees and undertakes with the Landlord to indemnify and keep the Landlord fully indemnified from and against all actions proceedings demands costs expenses and claims whatsoever by the tenants and occupiers of the other parts of the Building and any third party in respect of any act or liability caused by or arising from the act, neglect or default (whether wilful or not) of the Tenant or any employee invitee or licensee of the Tenant or any workmen servants or persons who are permitted by the Tenant to be on the Premises or any part thereof.

Yield up	(43)	At the expiration or sooner determination of this tenancy, the Tenant has to deliver up to the Landlord vacant possession of the Premises in good clean and tenantable repair and condition notwithstanding any rule of law or equity to the contrary together with all (or any part of) such fittings fixtures alterations or addition in the Premises (including all, or any part of, the Tenant’s fittings fixtures alterations or addition made in the Premises (whether with or without the consent of the Landlord)) the Landlord in its absolute discretion may be willing to retain but without payment of any compensation for such Tenant’s fittings fixtures alterations or additions and deliver to the Landlord all keys giving access to all parts of the Premises. The Tenant shall if required by the Landlord at the Tenant’s own costs and expenses remove all or any part of the Tenant’s fittings fixtures alterations or additions in or to the Premises or any part thereof and reinstate the Premises to a bare shell condition to the full satisfaction of the Landlord. If the Tenant shall upon commencement of this tenancy have agreed to accept any fittings fixtures alterations or additions which shall have been installed or made by any previous occupiers of the Premises, the Landlord shall have the right to require the Tenant to remove any or all of such fittings fixtures alterations or additions so made prior to the date of commencement of this tenancy and require the Tenant to make good any damage to the Premises caused by the installation or making of such fittings fixtures alterations or additions or its removal as if such fittings fixtures alterations or additions were made by the Tenant during the term of this tenancy.

Tenant’s Association	(44)	Not to form or organise or make any attempt to form or organise any tenant’s organisation, committee, corporation, association or union jointly with any tenants of the Building for whatever objects or purposes.

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Landlord’s Covenants	4.	The Landlord agrees with the Tenant as follows:-

Quiet enjoyment	(1)	Subject to the Tenant paying the rent and charges set out in Clause 2 hereof and any other charges which may become payable by the Tenant under this Agreement and the Tenant observing and performing the covenants contained in this Agreement to permit the Tenant to have quiet possession and enjoyment of the Premises during the Term without any interruption by the Landlord or any one lawfully claiming under or through or in trust for the Landlord.

Property tax	(2)	To pay the Property Tax in respect of the Premises during the Term.

Repair of roof etc.	(3)	To repair such defects in the roof main drains and waterpipes main walls of the building of which the Premises form part and the lifts therein as the Landlord shall discover or as the Tenant or other authority so authorised by or under the relevant ordinance in Hong Kong for the time being in force shall by notice in writing bring to the attention of the Landlord and to maintain the same in a proper state of repair and condition Provided That the Landlord shall be entitled to be given a reasonable period of time in which to view any such defects and to repair the same and Provided Further that the Landlord shall neither be liable to pay any compensation to the Tenant in respect of any period during which due to the negligent or wrongful acts or omissions by independent contractors or other circumstances beyond the control of the Landlord the proper operation of the said lifts shall be interrupted or interrupted as the result of mechanical failure or need for repair or overhaul, nor shall the Landlord be liable to grant any abatement of rent or other charges to the Tenant as a result of such interruption.

5.	It is hereby further expressly MUTUALLY AGREED as follows:-

Re-entry	(1)	If the rent, rates, management fee or other charges or monies herein reserved or any part or parts thereof be unpaid (whether formally demanded or not) for the space of 14 days next after any of the days upon which the same ought to have been paid, or in the case of the breach or non-performance or non-observance of any of the terms and covenants herein contained on the part of the Tenant to be observed and performed and that the Tenant fails to rectify the same within 14 days after a formal written notice has been served by the Landlord on the Tenant specifying such breach or non-performance as aforesaid, and in case of any of the Allotted Shares Default, the Tenant fails to rectify the same in accordance with the requirements set out in paragraph 5(b) of the Sixth Schedule within 14 days after a formal written notice has been served by the Landlord on the Tenant, or if the Tenant (being an individual) shall become bankrupt or if the Tenant (being a company) shall enter into liquidation whether compulsory or voluntary (save for the purpose of amalgamation or reconstruction of a solvent company) or if a receiver shall be appointed thereof or if the Tenant for the time being shall enter into any composition or arrangement with the Tenant’s creditors or shall suffer any distress or execution to be levied on the Tenant’s goods, or the Tenant continues to cause unnecessary annoyance, inconvenience or disturbance to the Landlord after warning in writing has been served by the Landlord on the Tenant and for the purpose of this Clause persistent failure to pay rent as and when it falls due shall be regarded as causing unnecessary inconvenience to the Landlord then and in any such case it shall be lawful for the Landlord at any time thereafter to re-enter into and upon the Premises or any part thereof in the name of the whole whereupon this Agreement shall absolutely be determined AND the deposit paid hereunder shall be forfeited absolutely to the Landlord as and for liquidated damages and not as penalty but without prejudice to the rights and remedies of the Landlord in respect of any breach by the Tenant of the terms of this Agreement. All costs and expenses of and incidental to any demand for rent or any other sum payable under this Agreement or action or distraint for the recovery of the same shall be payable by the Tenant on a full indemnity basis and shall be recoverable from the Tenant as a debt.

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Uncontrollable contingencies	(2)	If the Premises or any part thereof shall at any time during the Term be destroyed or damaged owing to fire, water, storm, wind, typhoon, defective construction, white ants, earthquake, subsidence of the ground or any calamity beyond the control of the Landlord and not attributable to the act default neglect or omission of the Tenant its servants agents employees contractors or licensees so as to render the Premises unfit for Tenant’s use or the Building at any time during the Term shall be condemned as a dangerous structure or a demolition order or closing order shall become operative in respect of the Building the happening of which is not attributable to the act default neglect or omission of the Tenant its servants agents employees contractors or licensees then the rent hereby reserved or a fair proportion thereof according to the nature and extent of the damage sustained or the order made shall after the expiration of the then current calendar month be suspended until the Premises shall again be reinstated or fit for the use as aforesaid or the said order lifted as the case may be Provided that the Landlord shall not be obliged to reinstate the Premises or the Building or carry out repairs of damage thereto if the Landlord considers it uneconomical or impracticable so to do and that should the Premises or the Building not have been reinstated in the meantime either the Landlord or the Tenant may at any time after three months from the date of occurrence of such damage or the said order give to the other of them notice in writing to determine this tenancy and thereupon the same and everything herein contained shall cease and be of no effect as from the date of such notice but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of the agreements stipulations terms and conditions herein contained or of the Landlord in respect of the rent payable hereunder prior to the date of such notice.

Change of Building name	(3)	The Landlord shall at any time during the Term be entitled to change the name of the Building or the name Shaw Movie City on giving reasonable notice to the Tenant and in respect thereof the Landlord shall not be liable in damages to the Tenant or be made a party to any other proceedings or be liable for costs or expenses of whatsoever nature incurred by the Tenant as a result of such change.

Functions & Display	(4)	Notwithstanding anything herein contained or implied to the contrary the Landlord may permit any person or organisation to hold any functions or exhibition or display any merchandise in any part or parts of the common areas of the Building at such times and upon such terms and conditions as the Landlord may in its absolute discretion think fit.

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Acceptance not waiver	(5)	The acceptance of rent or any other charges payable by the Tenant to the Landlord hereunder shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach by the Tenant of any of the Tenant’s obligations herein contained.

Distraint	(6)	For the purposes of Part HI of the Landlord and Tenant (Consolidation) Ordinance, Cap. 7 and for the purposes of these presents the rent in respect of the Premises shall be deemed to be in arrears if not paid within seven days from the time stipulated by Clause 2 hereof. All costs and expenses of and incidental to any distraint (including the Landlord’s legal costs on a solicitor and client basis) pursuant thereto shall be paid by the Tenant and be recoverable from the Tenant as a debt.

Access to prospective Tenants	(7)	For the period of three months immediately before the expiration or sooner determination of the Term the Tenant shall permit all persons having written authority from the Landlord or the Landlord’s agents to enter and view the Premises during the normal business hours of the Tenant on giving to the Tenant reasonable notice and not so as to interfere with the efficient management of the Tenant’s business.

Deposit	(8)	(a)	The Tenant shall deposit with the Landlord the deposit in such sum and in such manner as set out in the Fourth Schedule and paragraph 16 of the Sixth Schedule hereto (hereinafter called the “Deposit”) on or before the signing of this tenancy. The Landlord shall hold the Deposit as security for the due payment by the Tenant of the rent and any other charges payable hereunder and the performance and observance of the terms and conditions to be observed and performed by the Tenant hereunder. At the expiration or sooner determination of the Term hereby created if the Tenant shall have paid all rents and all other sums due hereunder and if there shall be no breach of any of the terms and conditions herein contained on the Tenant’s part to be observed and performed the Landlord will return the Deposit (less any deduction the Landlord is entitled to deducted hereunder) without interest in such manner as set out in paragraph 16 of the Sixth Schedule hereto to the Tenant within thirty days after the Tenant shall have delivered up to the Landlord vacant possession of the Premises.

(b)	In the event of any breach or non-observance or non-performance by the Tenant of any of the said agreements, stipulations or conditions aforesaid, the Landlord shall be entitled to deduct from the Deposit in such manner as set out in paragraph 16 of the Sixth Schedule hereto the amount of any monetary loss incurred by the Landlord in consequence of the breach, non-observance or non-performance by the Tenant in which event the Tenant shall deposit with the Landlord the amount so paid and deducted from the Deposit by cash and, if the Tenant shall fail so to do, the Landlord shall forthwith be entitled to re-enter on the Premises and to determine this Agreement in which event the deposit will be forfeited to the Landlord as hereinbefore provided.

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Consent to transfer	(c)	The Tenant hereby consents to the Landlord transferring the deposit to any assignees or transferees of the Landlord’s interest in the Premises (whether together with the Building or otherwise).

Occupation Charges	(9)	If the Tenant shall for whatever reasons be unable or unwilling to deliver up vacant possession of the Premises to the Landlord upon expiration of the Term or upon such earlier determination of the tenancy (if any) as herein expressly provided for in this Agreement, the Tenant shall pay to the Landlord as occupation charges at such revised rate (exclusive of rates) as shall be equivalent to the current rent then payable for the entire duration from the time that the Tenant shall so remain in occupation after expiry of the Term or earlier determination as aforesaid to the time that either (i) the Landlord obtain physical possession of the Premises through judicial process or (ii) the Tenant delivers vacant possession of the Premises to the Landlord. It is further agreed that all legal expenses that the Landlord may incur in pursuing and enforcing its rights hereof to obtain possession of the Premises shall be fully recoverable by the Landlord from the Tenant and without prejudice to any right or remedy which the Landlord may have against the Tenant for any non-observance or non-performance of any agreement, stipulation, term or condition under this Agreement, such costs, expenses and occupation charges aforesaid may be deducted by the Landlord from the deposit (if any) paid hereunder by the Tenant.

Landlord does not warrant user	(10)	(a)	The Landlord does not represent or warrant that the Premises are suitable for the purpose for which the Tenant proposes to use the same and upon taking over of possession of the Premises from the Landlord the Tenant shall satisfy himself or shall be deemed to have satisfied himself that the Premises are suitable for the purpose for which the Tenant proposes to use and the Tenant hereby agrees that he will at his own expense apply for any requisite licence or licences permit or permits from all Government or Public Authorities including but not limited to the Buildings Department, Lands Department, Fire Service Department, Urban Services Department, Food and Environmental Hygiene Department, Environmental Protection Department, Police Department, etc. in respect of the carrying on of the Tenant’s business therein and in relation to any work to be carried out therein by the Tenant Provided that if the Tenant fails to obtain the requisite licence or licences permit or permits as aforesaid for whatever reason including but not limited to the refusal by such Government or Public Authorities to grant such licence(s) or permit(s) for the user of the Premises, the Tenant shall in no circumstances claim against the Landlord for compensation in any form whatsoever.

(b)	The Tenant shall carry out at his costs and expense any additional or consequential fitting-out or alteration or decoration works to the Premises or to the Landlord’s fixtures fittings and installations at the Premises or to the Tenant’s design in compliance with conditions stipulations contained in any licence(s) permit(s) which may be granted by the Government or Public Authorities as aforesaid PROVIDED ALWAYS that all proposals and plans for such additional fitting-out alteration or decoration works shall be subject to the prior written approval of the Landlord.

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Landlord entitled to change layout	(11)	The Landlord shall be at liberty to change the layout of the entrance halls or corridors at any level of the Building or other parts of the Building including but not limited to the width of the arcades or corridors or any building comprising in Shaw Movie City and to change the name of the Building or Shaw Movie City or the number assigned to the Premises at any time at its absolute discretion without payment of any compensation whatsoever to the Tenant.

Construction of presents	(12)	It is hereby declared that in the construction of these presents, unless the contrary intention appears, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words in the singular include the plural and vice versa.

Meaning of “the Tenant”	(13)	The expression “the Tenant” shall (where the context permits) mean and include the party or parties specifically named and shall not include the executors and administrators of any such party or where such party is a corporation any liquidator thereof.

Stamp duty and costs	(14)	Each of the Landlord and the Tenant shall bear its own legal costs of and incidental to the preparing and completing of this Agreement and its duplicate. The stamp duty on this Agreement and its duplicate and any preceding offer letter or agreement and its duplicate shall be borne and paid by the Landlord and the Tenant in equal shares.

Notices	(15)	Any notice required to be served on the Tenant shall be sufficiently served if delivered to or sent by registered post to the registered office of the Tenant or left at the Premises or at the last known address of the Tenant. A notice sent by registered post shall be deemed to be given at the time when in due course of post it would be delivered at the address to which it is sent.

Marginal headings	(16)	The marginal headings and the index of the clauses of this Agreement are for reference only and it is hereby declared that these headings shall not be deemed a part of this Agreement.

Landlord’s successors	(17)	This Agreement and the term and covenants herein contained shall ensure for the benefit of the Landlord and its successors and assigns.

Warranties or representations	(18)	This Agreement sets out the full and entire agreement between the parties. No other warranties or representations have been made or given relating to this tenancy or to the Premises or the Building or the obligations of the Landlord whether express or implied have been made by the Landlord or by any third party on its behalf. If any warranty or representation express or implied has been made, the same is withdrawn or deemed to have been withdrawn immediately before the execution of this Agreement.

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Redevelopment clause	(19)	Notwithstanding any other provision herein and notwithstanding any law to the contrary, if the Landlord shall resolve to sell demolish rebuild or redevelop (including but not limited to construction of new buildings or additions to the Building) or refurbish the Building or the Building or any part thereof which includes the Premises (which intention to sell demolish rebuild redevelop or refurbish shall be sufficiently evidenced by a copy of a Resolution of its Directors certified to be true and correct copy by its Company Secretary) then in such event the Landlord shall be entitled to give not less than six months’ notice in writing during the Term terminating this Agreement and immediately upon the expiration of such notice this tenancy created under this Agreement shall be terminated and any optional rights (if any, whether the same have been exercised by the Tenant or not) and/or any unexpired rent-free periods (if any) shall be extinguished and determined but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of any of the agreement or stipulations herein set out. The Tenant shall deliver vacant possession of the Premises duly reinstated in a good, clean and tenantable condition to the Landlord’s entire satisfaction upon the expiration of the said notice and the Tenant shall not be entitled to claim any damages or compensation or relief in respect of such early determination of this tenancy created under this Agreement and the early extinguishment and determination of any optional rights (if any) and/or any unexpired rent-free periods (if any).

Regulations	6.	The Tenant shall observe faithfully and comply strictly with the Building Regulations of the Building set out in the Seventh Schedule hereto. The Landlord reserves the right from time to time and by notice in writing to the Tenant to make and introduce, and subsequently amend, adapt or abolish if necessary, such Building Regulations as it may consider necessary for the operation and maintenance of the Building as a first class Film Studio (as defined in the Fifth Schedule hereto) building. Such Building Regulations shall be supplementary to the terms and conditions contained in this Agreement and shall not in any way derogate from such terms and conditions. In the event of conflict between such Regulations and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

No fine or premium paid	7.	The Tenant acknowledges that no fine premium key money or other consideration has been paid by the Tenant to the Landlord or its agents for the grant of this Agreement.

Alteration	8.	Notwithstanding anything to the contrary hereinbefore contained it is hereby acknowledged that the Landlord reserves the right to make whatever alterations to the Building of which the Premises form part as the Landlord shall from time to time see fit.

Special Condition	9.	This Agreement is also subject to the terms and conditions set out in the Sixth Schedule hereto (if any). All the schedules to this Agreement shall form part of this Agreement. Should there be any conflicts or inconsistencies between the terms and conditions in the Sixth Schedule hereto and that of in other parts of this Agreement, the terms and conditions in the Sixth Schedule hereto shall prevail.

Others	10.	(1)	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto shall submit to the non-exclusive jurisdiction of the courts of Hong Kong.

(2)	“Hong Kong” shall mean “The Hong Kong Special Administrative Region” and “the Government” shall mean “The Government of the Hong Kong Special Administrative Region”.

Contracts (Rights of Third Parties) Ordinance	11.	It is hereby expressly provided that the Contracts (Rights of Third Parties) Ordinance (Cap. 623) shall not apply to this Agreement and nothing herein will create rights under the said Ordinance.

AS WITNESS	the Landlord and the Tenant sign this Agreement, the day and year first above written.

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THE FIRST SCHEDULE ABOVE REFERRED TO

THE PREMISES

ALL THAT office A, office B, office C, flat roof, balcony B and balcony C on the THIRD FLOOR of SHAW MOVIECITY OFFICE COMPLEX of SHAW MOVIE CITY situate at No. 201 Wan Po Road Tseung Kwan 0 Sai Kung New Territories Kowloon and erected on ALL THAT piece or parcel of ground registered in the Land Registry as TSEUNG KWAN 0 TOWN LOT NO. 85, and for identification purpose only as shown on the plan annexed hereto and thereon coloured Pink.

THE SECOND SCHEDULE ABOVE REFERRED TO

THE TERM

ONE (1) YEAR commencing on 1st November 2018 and to be expired on 31st October 2019 (both days inclusive).

THE THIRD SCHEDULE ABOVE REFERRED TO

PART I - THE RENT

The rent of the Premises is HK$591,664.15 per month, that is HK$7,099,969.80 per annum for the Term. The entire sum of HK$7,099,969.80 shall be payable in advance on the Handover Date without any deduction or set-off by such means and in such manner as specified in paragraphs 1 to 7 of the Sixth Schedule hereto.

PART II - MANAGEMENT FEE

The Management Fee (at HK$6.00 per square foot) shall be in a sum of HK$145,378.20 per month and shall be paid in the following manners:

(i)	HK$47,207.40 per month by cash in Hong Kong currency, payable in advance of each calendar month (commencing from the month of November 2018) for the Management Fee of office A;
(ii)	HK$2,994.00 per month by cash in Hong Kong currency, payable in advance of each calendar month (commencing from the month of November 2018) for the Management Fee of flat roof;
(iii)	HK$571,060.80 being 6 months’ Management Fee for office B (and balcony B) and office C (and balcony C) payable in advance by way of Allotted Shares for Payment in the manner as provided in paragraphs 1 to 7 of the Sixth Schedule; and
(iv)	HK$95,176.80 per month by cash in Hong Kong currency, payable in advance of each calendar month (commencing from the month of May 2019) for the Management Fee of office B (and balcony B) and office C (and balcony C).

A list of coverage of the Management Fee is attached hereto as Attachment II, which list is for reference only.

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PART III – GOVERNMENT RENT AND RATES

The Government Rent and rates shall currently be HK$17,749.92 and HK$29,583.21 respectively per month payable to the Landlord in accordance with Clause 3(3)(a) of this Agreement (subject to Government’s review and adjustment) pending the independent assessment on Government Rent and rates of the Premises.

THE FOURTH SCHEDULE ABOVE REFERRED TO

THE DEPOSIT

The Deposit shall be for an amount of HK$3,137,501.92 (equivalent to FOUR (4) MONTHS of monthly Rent, Management Fee and Government Rent and rates) and paid by the Tenant upon the signing of this Agreement in the following manners:-

1.	HK$1,637,501.92 by means of a cheque for the said amount of HK$1,637,501.92 issued by the Tenant in favour of the Landlord and dated a date which is no later than 10 working days before the end date of the Term (i.e. dated no later than 17th October 2019) (hereinafter called the “Deposit Cheque”); and

2.	HK$1,500,000.00 by means of SEII (as defined in paragraph 1 of the Sixth Schedule) delivering to the Landlord on the Handover Date the SEII new common shares issued and allotted to and in the name of the Landlord’s Nominee (as defined in paragraph 1 of the Sixth Schedule) for the total shares value equal to HK$1,500,000.00 (the “Allotted Shares for Deposit” as defined in paragraph 1 of the Sixth Schedule hereto) in accordance with the provisions in paragraph 1 of the Sixth Schedule.

THE FIFTH SCHEDULE ABOVE REFERRED TO

USER

The Tenant shall not use the Premises for any business or trade other than as a “Film Studio” under the trade name to be approved by the Landlord provided that the Landlord does not warrant that the Premises are fit to be used for such purposes.

“Film Studio” used in this Agreement shall mean a film studio used for the pre-production, shooting and post-production of films for theatrical release, as so defined in Special Condition No. (10) of the Government Grant of Tseung Kwan O Town Lot No. 85 of which the Premises is subject to.

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THE SIXTH SCHEDULE ABOVE REFERRED TO

TERMS AND CONDITIONS

This Agreement is also subject to the following terms and conditions: -

Allotted Shares	1.	(a)	Sharing Economy International Inc. (“SEW”), a company incorporated in the state of Nevada of the United States of America and being a listed company in the NASDAQ Stock Exchange of the United States of America, number NASDAQ SEII, is the parent company of the Tenant holding the entire issue shares of the Tenant. The Tenant, SEII and the Landlord agree that the Tenant shall pay (i) the rent per annum of the Premises for the Term in advance for the aggregate sum of HK$7,099,969.80 and (ii) the Management Fee of 6 months in advance in respect of office B (and balcony B) and office C (and balcony C) of the Premises for the aggregate sum of HK$571,060.80 (the total sum of HK$7,671,030.60 herein after called the “Payment Sum”) and part of the Deposit for the sum of HK$1,500,000.00 by means of delivering to the Landlord the SEII new common shares issued and allotted to and in the name of the Landlord’s nominee, Winmex Investments Limited (being an associate company of the Landlord) ( the “Landlord’s Nominee”), in the case of the Payment Sum, at the Issue Price Per Allotted Share for Payment (as defined hereinunder) and of such number of shares for the total value equal to the Payment Sum (hereinafter called “Allotted Shares for Payment”), and in the case of the said sum HK$1,500,000.00, at the Issue Price Per Allotted Share for Deposit (as hereinafter defined) and of such number of shares for the total value equal to HK$1,500,000.00 (hereinafter called “Allotted Shares for Deposit”), provided that in no event shall the number of SEII common shares to be issued to the Landlord’s Nominee pursuant to this Agreement will exceed 19.9% of the issued and outstanding shares of SEII’s common stock based on the total issued and outstanding shares of SEII’s common stock on the date of this Agreement (the “19.9% Threshold”). The Allotted Shares for Payment and the Allotted Shares for Deposit, where context permits, collectively as “Allotted Shares”).

(b)	The issue price per Allotted Share for Payment is to be set and determined based on a 5-days closing average of SEII on the stock exchange market of NASDAQ before the Shares Issued Date LESS 10% thereof (hereinafter called “Issue Price Per Allotted Share for Payment”).

(c)	The issue price per Allotted Share for Deposit is to be set and determined based on a 5-days closing average of SEII on the stock exchange market of NASDAQ before the Shares Issued Date (hereinafter called “Issue Price Per Allotted Share for Deposit”).

(d)	For the Allotted Shares, the Tenant agrees and undertakes that-

(i)	The Tenant shall procure SEII to obtain all necessary approvals and consents in respect of the issue and allotment of the Allotted Shares to the Landlord’s Nominee pursuant to and under this Agreement; and including all such necessary approvals and consents required under the NASDAQ Stock Market Rules, any applicable laws and/or regulations, the constitutional documents of SELL and/or by the U.S. Securities and Exchange Commission or other relevant authority; and the resolutions passed by the shareholders of SEII approving this Agreement and the allotment of the Allotted Shares (hereinafter collectively as “Conditions Precedent for Allotment); and that the Conditions Precedent for Allotment shall be obtained and fulfilled by SEII before the issue and allotment of the Allotted Shares to the Landlord’s Nominee and in any event be obtained and fulfilled by SEII at least 3 working days before the Shares Issued Date as hereinunder defined.

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(ii)	After the Conditions Precedent for Allotment has been obtained and fulfilled in accordance with sub-paragraph (i) of this paragraph, the Tenant shall procure SEII to, at least 3 working days before the Handover Date (hereinafter called the “Shares Issued Date”), to issue and allot the Allotted Shares, in the case of Allotted Shares for Payment, at the Issue Price Per Allotted Share for Payment for the value of the Payment Sum, and in the case of Allotted Shares for Deposit, at the Issue Price Per Allotted Share for Deposit for the value of HK$1,500,000.00, to and in the name of the Landlord’s Nominee, and after such issuance and allotment, SEII shall handover the Allotted Shares to the Landlord’s Nominee or the Landlord’s appointed agent on or before the Handover Date and in any event before the handover taken place. The number of Allotted Shares for Payment and the Allotted Shares for Deposit shall be rounded up to the nearest one share, and if there is any remaining amount, the Tenant shall pay the remaining amount in Hong Kong currency by way of cheque.

(iii)	The Tenant shall, and shall procure SEII to, assist the Landlord’s Nominee to complete all the share registration processes of the Allotted Shares in SEII and/or NASDAQ and shall assist the Landlord’s Nominee to complete all the acts and procedures that are required to be done in perfecting the title as the registered and beneficial owner of the Allotted Shares on the Shares Issued Date.

(iv)	For the avoidance of doubt, the Landlord and the Landlord’s Nominee are not required and have no obligation whatsoever to pay any subscription price for any of the Allotted Shares as such subscription price, in the case of Allotted Shares for Payment, has been deemed set off by the Payment Sum required to be paid by the Tenant under this Agreement, and as to the Allotted Shares for Deposit, has been deemed set off by the said sum of HK$1,500,000.00 (as part of the Deposit) required to be paid by the Tenant under this Agreement, and that after the Landlord’s Nominee has received the Allotted Shares and the Landlord’s Nominee becomes the registered owner and beneficial owner of Allotted Shares on or before the Handover Date, subject to paragraph 3 hereinunder, the Tenant shall be deemed and treated as having paid the Landlord the Payment Sum and the said HK$1,500,000.00 (as part of the Deposit) required to be paid under this Agreement.

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(v)	All the costs and expenses for the issuance and allotment of the Allotted Shares and the completion of the Landlord’s Nominee as the registered and beneficial owner of the same shall be borne by the Tenant.

(vi)	All the taxes chargeable in the United States of America or any part of the world for the holding, selling, and/or transferring of the Allotted Shares in whatsoever nature shall be borne by the Tenant and the Tenant shall indemnity the Landlord and/or the Landlord’s Nominee in a full indemnity basis for any of the aforesaid tax liabilities which are arising from or in connection with the Allotted Shares Provided That any tax liability of the Landlord’s Nominee which has no relation with or of no connection to the issue, allot or sale of the Allotted Shares shall not be the responsibility of the Tenant and shall be borne by the Landlord or the Landlord’s Nominee.

(e)	If the number of the Allotted Shares exceeds the 19.9% Threshold, or if SEII fails to issue and allot the Allotted Shares and to provide the Allotted Shares to the Landlord on or before the Handover Date, and such failure is due to any non-fulfilment of any of the Conditions Precedent, then this Agreement shall then lapse and of no effect. In such event, the Parties shall enter into a cancellation agreement to cancel this Agreement within 7 business days from the day of lapse, and the legal costs for such cancellation agreement shall be shared by the Parties in equal shares.

Free Right to Sale	2.	(a)	There will be some restrictive legends set forth on the stock certificate of the Allotted Shares (being the same legend shown to the Landlord in a copy stock certificate before the signing of this Agreement) on certain restrictions of trade, sale, transfer or disposal of the Allotted Shares (“Trade Restrictions”), Notwithstanding the Trade Restrictions, the Tenant shall use its best effort to assist or procure SEII to assist the Landlord’s Nominee to fulfil the required procedures for uplifting or removing the Trade Restrictions so that Allotted Shares shall be able to be freely tradable in NASDAQ under the stock code “SEII” and be rank pari passu with the existing common stocks of SEII trading at NASDAQ, and (subject to any general listing rules of trade of NASDAQ and the Securities Act (1933) which applies to all trading stocks in NASDAQ), the Landlord’s Nominee shall have the unfettered and unrestricted rights to trade, sell, transfer, or dispose of all or any the Allotted Shares in NASDAQ after the expiration of the first Six (6) months from the Shares Issued Date (herein called “the Saleable Date”). Both parties agree that whether to sell the Allotted Shares or any part thereof or at any time on or after the Saleable Date shall be at the absolute discretion of the Landlord or the Landlord’s Nominee.

(b)	Only if due to any governmental or NASDAQ administrative or procedure matters but not due to the default or act or any non-fulfilment of Tenant or SEII of its obligations herein, that the uplift or removal of the Trade Restrictions on the Allotted Shares shall require some longer time, the Saleable Date can be extended to and no later than the expiration date of the first Nine (9) months from the Shares Issued Date (the “Extended Saleable Date”) on the condition that the Tenant shall pay interest on the principal sum equal to the aggregate of the Payment Sum and HK$1,500,000.00 at an interest rate of 2% above the prime rate from time to time quoted by The Hong Kong and Shanghai Bank Limited and calculated from the Saleable Date to the actual day of which the Allotted Shares become freely tradable in the NASDAQ Provided that if such delay is due to any wilful or malicious inaction/un-cooperation of the Landlord’s Nominee in the procedural matters, the Tenant is not obliged to pay the aforesaid interest for the delay.

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Value Guarantee	3.	The Tenant shall provide value guarantee of the Allotted Shares for Payment against the Payment Sum in the following manners (hereinafter called the “Value Guarantee”):-

(a)	in the event that the share price of SEII at closing in NASDAQ does not reach at a price that is higher than the Issue Price Per Allotted Share for Payment for at least 30 trading days within 12 months from the Saleable Date, or within the number of months calculated as 12 minus the month(s) extended in between the Saleable Date and the Extended Saleable Date, as the case may be (provided that if the extended time in between the Saleable Date and the Extended Saleable Date is less than 1 month, it would nevertheless be treated as 1 month for this purpose) and the corresponding trading volume of the said 30 trading days are in aggregate lower than 200% of the number of Allotted Shares for Payment (hereinafter called the “Trading Conditions”), the Tenant shall pay the Landlord the difference (hereinafter called the “Value Difference”) in cash in Hong Kong currency between the Payment Sum and either:-

(i)	the sale price of Allotted Shares for Payment upon selling by the Landlord’s Nominee on the expiration date of the 12 months from the Saleable Date, or within the number of months calculated as 12 minus the month(s) extended in between the Saleable Date and the Extended Saleable Date, as the case may be (hereinafter called the “End Date”); or

(ii)	the value of the Allotted Shares for Payment according to the share price of SEII at closing on the End Date in the case that the Landlord’s Nominee does not sell the Allotted Shares for Payment on the End Date; or

(iii)	the aggregate amount of the sale price of part of the Allotted Shares for Payment upon selling and the value of remaining part of the Allotted Shares for Payment according to the share price of SEII at closing on the End Date in the case that the Landlord’s Nominee sells some of the Allotted Shares for Payment and retains some thereof;

(b)	In the case that the Trading Conditions have not been met, the Value Difference shall be paid by the Tenant within 7 days after the End Date;

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(c)	For the avoidance of doubt, if the Landlord’s Nominee does sell the Allotted Shares for Payment (whether before or after the End Date) and the aggregate sell price is higher than the Payment Sum, the difference between the sell price and Payment Sum shall belong to the Landlord absolutely;

(d)	The Value Guarantee by the Tenant and the obligation to pay the Value Difference under this Clause 3 shall survive sooner expiration or determination of this Agreement.

Adverse Trade Conditions	4.	During a period of 12 months from the Saleable Date, or during the period of the number of months calculated as 12 minus the month(s) extended in between the Saleable Date and the Extended Saleable Date from the Extended Saleable Date, as the case may be, in the event that the Landlord’s Nominee is still in possession of the Allotted Shares for Payment or any remaining part thereof, the share price of SEII in NASDAQ drops below 50% of the Issue Price Per Allotted Share for Payment, or trading of SEII in NASDAQ is suspended, in either case for a consecutive 10 trading days (hereinafter collectively called “the Adverse Trade Conditions”), and then subject to paragraph 5 hereunder and without affecting any other rights of the Landlord under this Agreement, the Landlord shall have the right to terminate this Agreement, forfeit the Deposit paid and to claim loss and damages against the Tenant.

Allotted Shares Default	5.	(a)	Upon the happening of any of the following events relating to the Allotted Shares (hereafter called “the Allotted Shares Default”), it shall be and/or deemed to be a breach of this Agreement by the Tenant:

(i)	(Save and except for the reason of or due to non-fulfilment of any of the Conditions Precedent) the Tenant or SEII fails to provide all the Allotted Shares duly issued and allotted in the name of the Landlord’s Nominee to the Landlord or its agent on or before the Handover Date and in any event before the handover taken place;

(ii)	The Tenant fails and/or fails to procure SEII to assist the Landlord and/or the Landlord’s Nominee to uplift or remove the Trade Restrictions of the Allotted Shares;

(iii)	(Other than due to the wilful and malicious inaction/non-cooperation in the procedure matters for removing the Trade Restrictions on the part of the Landlord and subject to paragraph 4 above), the Allotted Shares or any part thereof cannot become freely tradable, saleable, transferable or disposable in the NASDAQ by the Landlord’s Nominee or its agent on and commencing from the Saleable Date or the Extended Saleable Date (as the case may be);

(iv)	Any of the Adverse Trade Conditions has happened.

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(b)	If any of the Allotted Shares Default has happened, the Tenant shall forthwith rectify the same by making the following payments to the Landlord within 14 days from the date of notice of the Landlord:-

(i)	in the case of breach either under paragraphs 5(a)(i), 5(a)(ii) or 5(a)(iii), payment in cash in Hong Kong currency the Payment Sum and HK$1,500,000.00 for a total amount of HK$9,171,030.60 to replace the payment of the same by issuing and allotting the Allotted Shares to the Landlord’s Nominee, together with interest on the said sum of HK$9,171,030.60 at a rate of 2% over the prime rate quoted by The Hong Kong and Shanghai Bank Limited from the time to time and calculated from the date of breach to the actual date of payment (both days inclusive); or

(ii)	in the case of breach under paragraph 5(a)(iv), the payment in cash for a value equal to all or the remaining Allotted Shares held by the Landlord (if some of the Allotted shares have been sold by the Landlord) based on the Issued Price Per Allotted Shares for Payment or the Issued Price for Allotted Shares for Deposit, as the case may be, together with interest on the said value at a rate of 2% over the prime rate quoted by The Hong Kong and Shanghai Bank Limited from the time to time calculated from the date of breach to the date of payment (both days inclusive).

Or, failing rectification by way of the aforesaid to the satisfaction of the Landlord, the Landlord shall have the rights and be entitled to exercise its rights under Clause 5(1) of this Agreement, including but not limited to terminate this Agreement and to re-entry the Premise, forfeit all the deposits paid and to claim full loss and damages against the Tenant as a result of the default of the Tenant, and that the Tenant shall upon such event, deliver back vacant possession of the Premises to the Landlord forthwith.

(c)	To secure the rights of the Landlord under this paragraph 5 and to ensure the obligation of the Tenant to deliver back vacant possession of the Premises forthwith upon default of the Tenant as mentioned in sub-clause (c) above and to pay loss and damages to the Landlord, the Tenant shall execute a Deed of Surrender (in a form as prepared by the Landlord’s solicitors without any amendments) in escrow and deliver the same to the Landlord simultaneously upon signing of this Agreement as security to the intent that upon failing rectification of the default of the Tenant as mentioned in paragraph 5(a) above to the satisfaction of the Landlord, without prejudice to any other rights and remedies of the Landlord, the Landlord shall have the right (and herein expressly confirmed and acknowledged by the Tenant) to sign on and compete the Deed of Surrender, and upon then, the Deed of Surrender shall have full force and effect.

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Legal Opinion	6.	The Tenant shall, at its own costs, provide the Landlord, at least 3 working days before the Handover Date, a legal opinion (in a form that has been previously approved by the Landlord) issued by a lawyer practicing law in the United States of America, giving opinion on SEII in the form as follows:

(a)	SEII is a corporation duly incorporated and validly existing under the law of the jurisdiction of its incorporation;

(b)	SEII is in good legal standing;

(c)	SEII is a listed company on the NASDAQ stock exchange of the United States of America bearing the stock symbol “SEII”; it is currently trading on NASDAQ and has not been suspended on NASDAQ;

(d)	SEII has the legal authority and power to perform its obligation to issue the Allotted Shares to the Landlord’s Nominee in the manner stipulated in this Agreement for the value equal to the Payment Sum and for a sum of HK$1,500,000.00 as part of the Deposit respectively, and that the issuance and allotment of the Allotted Shares for such purposes and in such manner to the Landlord’s Nominee will not infringe or breach any constitutional documents of SEII, NASDAQ listing rules, or any applicable United States laws;

(e)	that SEII has the authorised share capital to issue the Allotted Shares;

(f)	the Conditions Precedent for Allotment have been all fulfilled and satisfied by SEII; and

(g)	SEII has issued and allotted the Allotted Shares to the Landlord’s Nominee and the Landlord’s Nominee has become the registered and beneficial owner of the Allotted Shares on the Handover Date, and that such Allotted Shares are free from any liens or encumbrances (save for the restrictive legends set forth on the stock certificate). The procedures and requirements for the allotment of the Allotted Shares to the Landlord’s Nominee have been duly complied with by SEII.

Free Occupation Period	7.	Notwithstanding anything to the contrary hereinafter contained and subject to the due performance and observance of the terms of this Agreement by the Tenant, the Tenant is allowed to occupy the Premises for a free occupation period of 3 months starting from the Handover Date to 31” October 2018 (both days inclusive) rent free for the purpose of fitting out and decoration of the Premises (hereinafter called the “Free Occupation Period”) Provided That the Tenant shall be liable to pay Management Fee, Government Rent, rates and other outgoings for the Premises, and to observe and perform all the terms and provisions of this Agreement of which the Tenant is liable to observe and perform, during the Free Occupation Period and Provided Further That any delay in the completion of the fitting out works of the Tenant caused by any reason whatsoever shall not in any way extend the Free Occupation Period or release the Tenant from its obligations to pay rent, management fee, Government Rent, government rates and utility charges in accordance with the provisions herein contained. For the avoidance of doubt, the Tenant shall pay Rent for the whole period of the Term in advance and 6 months’ Management Fee in advance on the Handover Date.

Handover Date	8.	The Handover Date of the Premises to the Tenant will be tentatively on 1st August 2018.

Handover Condition	9.	The Premises (together with the Landlord’s provisions as set out in the Eighth Schedule) will be handed over to the Tenant on an as-is basis and condition, and the Tenant shall accept the same and shall not be entitled to raise any objection thereto. The Tenant shall not in any way delay in taking the possession of the Premises and/or request for any postponement of the Handover Date by refusing to accept the Premises.

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Floor Area	10.	The total floor area of the Premises is approximately (office A) 7,867.90 sq.ft, (office B) 7,717.20 sq.ft., (office C) 7,561.65 sq.ft., (flat roof) 499.00 sq.ft., (balcony B) 298.15 sq.ft, and (balcony C) 285.80 sq.ft. net subject to the final computation to be carried out and determined by the Landlord. The floor areas are only an estimate, the Tenant has inspected the Premises and has accepted its area. No warranty is therefore given by the Landlord in respect of any of the floor areas. The net floor areas of the Premises shall be used for purpose of computation of Management Fee.

Landlord’s Right to Alter and Modify the Layout	11.	The Tenant agrees that the Landlord shall be entitled to alter and modify the layout of the Premises at any time prior to the Handover Date Provided that such alterations and modifications shall not significantly affect the use of the Premises by the Tenant.

Access to common areas and facilities, etc,	12.	The Tenant agrees to allow the Landlord absolute right to free access and passage to the common areas and facilities, such as but not limited to all utility meter rooms, main switch room, flushing water pump room and all cable, fire service and telephone ducts, within the Premises for the sake of inspection, repair and maintenance works.

Fitting Out	13.	(a)	(i)	The Tenant shall submit fitting out plans to the Landlord for approval prior to commencement of any fitting out works. The Tenant shall pay to the Landlord the vetting fee of and incidental to the approval of the Tenant’s fitting out plans. The Tenant acknowledges that the approval by the Landlord of the Tenant’s fitting out plans shall not be construed as any warranty or representative that the said fitting out plans comply with the requirements rules and regulations of the relevant government authorities or any competent authorities. It shall be the Tenant’s sole responsibility to obtain all relevant permission approval or consent in respect of its fitting out and user. The Tenant shall not be entitled to claim any compensation, reduction of rent or abatement of rent by reason of any delay in the grant of any of aforesaid permission approval or consent.

(ii)	The Tenant shall also be responsible to pay the professional fees, including the Landlord’s project architects or E & M Consultants (if any) in approving the Tenant’s decoration plans, provided that such professional fees are approved by the Tenant before they are incurred.

(iii)	The Tenant acknowledges that the management fee does not include the debris removal charges arising from the Tenant’s fitting out works.

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(b)	The Tenant shall pay to the Landlord debris disposal fee (if any) immediately upon demand by the Landlord and/or the management agent of the Landlord for the disposal of refuse and debris caused by and during its decoration period of the Premises. The Tenant acknowledges that the fee for removal of debris is non-refundable and does not include removal of debris or material arising from alterations and/or additions works to the Premises that the Tenant may carry out subject to the Landlord’s approval which removal shall be the Tenant’s sole responsibility.

(c)	The Tenant shall pay to the Landlord of a sum of HK$100,000.00 being premises damage and reinstatement deposit on or before the signing hereof. The said premises damage and reinstatement deposit shall be refunded to the Tenant without interest 30 days after the completion of the reinstatement of the Premises to the complete satisfaction of the Landlord upon the expiration or sooner determination of this Agreement. The Tenant shall also pay to the Landlord the alteration and modification deposits in future if so required by the Landlord.

(d)	The Tenant shall pay to the Landlord electricity check meters, switches and associated wiring installation cost upon notification by the Landlord. The Tenant acknowledges that the fee for such electricity check meters and associated installation is non-refundable.

(e)	The Tenant shall pay to the Landlord a temporary electricity connection fee to be determined by the Landlord for purpose of supplying temporary electricity power by the Landlord during the Free Occupation Period. The Tenant acknowledges that the fee for temporary electricity connection is non-refundable.

(f)	Prior to the carrying out of the aforesaid approved works, the Tenant agrees to take out adequate insurance policy with a reputable firm against any loss injury or damage to any person or property whatsoever caused through or by any act default or neglect of the Tenant or its servants or its contractors as a result of carrying out of such approved works. The insurance policy shall also be endorsed to show the Landlord as registered owner of the Premises and as the co-beneficiary with the Manager under the policy. The insurance cover effected by such policy shall be in such an amount as the Landlord may in its reasonable discretion determine. A copy of such policy taken out by the Tenant shall be submitted to the Landlord before commencement of any approved works and the Tenant’s compliance with these shall be a condition precedent for the commencement of any approved works by the Tenant.

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(g)	The Tenant agrees that notwithstanding any other provisions in this Agreement the Tenant shall:-

(i)	submit the required fitting out plans to the Landlord before the Handover Date for the Landlord’s approval;

(ii)	commence the fitting out works promptly upon receipt of the Landlord’s approval.

Alteration of Landlord’s Provisions	14.	The Tenant acknowledges that the electrical and mechanical facilities and fire prevention system at the Premises provided by the Landlord is designed by the Landlord’s E/M Consultants. If the Tenant wishes to make any alteration of the said Landlord’s provisions, the Tenant shall submit all particulars specification plans and drawings to the Landlord or the Landlord’s agent for the Landlord’s prior approval and shall employ contractors nominated or approved by the Landlord or the Landlord’s agent as listed in the Fitting-out Guide (if any) given by the Landlord to carry out such works at its sole.

Tenant’s Undertakings	15.	The Tenant undertakes to observe the following conditions:-

(a)	The internal decoration of the Premises shall be subject to the prior approval of the Landlord;

(b)	It shall be the Tenant’s responsibility to form floorings to an even level;

(c)	The Tenant shall at its own cost install its own Fan-Coil System within the Premises in accordance with the requirements prescribed by the Authorized Person for the Building only and subject to the prior written approval of the Landlord. The Tenant shall maintain, clean and keep in proper repair and if necessary replace the Fan-Coil System throughout the Term and to remove and reinstate the same to full satisfaction of the Landlord upon the expiration or sooner determination of the Term at the Tenant’s own costs and expenses;

(d)	Electricity check meters and associated installation and other utility services inside or leading to the Premises will have to be installed by the Landlord’s nominated contractor at the Tenant’s costs subject to Landlord’s prior approval. The Tenant shall upon demand by the Landlord pay to the Landlord a sum representing the costs of permanent electricity supply with electricity check meters at or about the Premises (such sum to be determined by the Landlord);

(e)	The cost of electricity check meters and associated installations (to be determined by the Landlord) shall be borne by the Tenant solely. The Landlord shall not be responsible for the maintenance, repair, or replacement of such installation for whatsoever reasons which maintenance, repair or replacement shall all be the responsibility of the Tenant. The Tenant shall, therefore, be fully liable to the consequences arising from the usage of the said main cable during the Term.

(f)	The Tenant agrees to employ or engage contractors who have been approved by the Landlord to carry out fitting-out works.

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(g)	All modification or alteration works to the fire service installation shall be at the entire costs of the Tenant and carried out by the nominated contractors as listed in the Fitting-out Guide given by the Landlord.

(h)	The Tenant agrees that the disposal of the refuse generated from its business at the Premises shall be carried out by the cleaning contractor nominated by the Landlord and such cleaning contractor shall be engaged at the Tenant’s sole expense.

Allotted Shares for Deposit	16.	(a)	The Deposit shall be comprised of the Deposit Cheque and the Shares. The Tenant shall upon signing of this Agreement deposit with the Landlord the Deposit Cheque, and shall on the Handover Date deliver to the Landlord the Allotted Shares for Deposit.

(b)	The Landlord shall have the right and at liberty to sell the Allotted Shares for Deposit any at time on and after Saleable Date, or the Extended Saleable Date, as the case may be. If the Landlord does have sold the Allotted Shares for Deposit or any part thereof, then (if the Landlord has sold all the Allotted Shares for Deposit) the Landlord is deemed to hold the HK$1,500,000.00 deposit by way of holding a cash amount of HK$1,500,000.00, or (if the Landlord has sold part of the Allotted Shares for Deposit) the Landlord is deemed to hold a cash amount (equal to the original allotted value per share times the number of the Allotted Shares for Deposit sold) (hereinafter called “the Cash Amount of Deposit Shares”) and the Allotted Shares for Deposit not yet sold.

(c)	In the event of the Landlord exercising its right under Clause 5(8)(b) of this Agreement to deduct from the Deposit any monetary loss of the Landlord arising from any breach or non-observance or non-performance by the Tenant of any terms herein contained, the Landlord shall be entitled to sell on the stock exchange market of NASDAQ the Allotted Shares for Deposit or any part thereof at any price and for an aggregate value equal to the amount to be deducted. For the avoidance of doubt, the amount so deducted shall be paid by the Tenant in cash in Hong Kong currency by way of cheque in accordance with Clause 5(8)(b) of this Agreement. And in this situation, the Landlord is deemed to hold the HK$1,500,000.00 deposit by way of holding the top up amount paid by the Tenant (hereinafter called the “Top Up Amount of Allotted Shares for Deposit”) together with unsold Allotted Shares for Deposit.

(d)	In the event of the Landlord returning the Allotted Shares for Deposit in accordance with Clause 3(43) of this Agreement upon the sooner expiration or determination of this Agreement, the Landlord is entitled within 30 days after the Tenant have delivered up to the Landlord vacant possession of the Premises, either to:-

(in the case the Landlord is still keeping all the Allotted Shares for Deposit):-

(i)	to keep all the Allotted Shares for Deposit, and return an amount in cash by way of cheque equal to HK$1,500,000.00 less any deduction of which the Landlord is entitled to deduct to the Tenant; or

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(ii)	to sell all the Allotted Shares for Deposit at any day or days within 30 days after the Tenant have delivered up to the Landlord vacant possession of the Premises, and to return the net sale proceeds of such sale (after deducting all the costs and expenses and tax liabilities for and relating to such sale) and less any deduction of which the Landlord is entitled to deduct to the Tenant, and that upon such return (no matter the sale price per any of the Allotted Shares for Deposit is higher or lower than the Issue Price Per Allotted Share for Deposit and no matter the amount of the said net sale proceeds), the Landlord’s obligation to return the amount equal to HK$1,500,000.00 (less any deduction the Landlord is entitled to deduct) shall be deemed fulfilled.

(in the case the Landlord is keeping the Cash Amount of Deposit Shares and the remaining Allotted Shares for Deposit (in accordance with sub-clause (b) of this paragraph), or that the Landlord is keeping the Top Up Amount of Allotted Shares for Deposit and the remaining Allotted Shares for Deposit (in accordance with sub-clause (c) of this paragraph:-

(iii)	to sell the remaining Allotted Shares for Deposit in any day or days within 30 days after the Tenant shall have delivered up to the Landlord vacant possession of the Premises, and to return the net sale proceeds of such sale (after deducting all the costs, expenses and tax liability for and relating to such sale) together with Cash Amount of Allotted Shares for Deposit, or the Top Up Amount of Allotted Shares for Deposit (as the case may be) (and less any deduction of which the Landlord is entitled to deduct) to the Tenant, and that upon such return and, no matter the sale price per any of such Allotted Shares for Deposit is higher or lower than the Issue Price Per Allotted Share for Deposit, the Landlord shall be deemed to have returned an amount equal to HK$1,500,000.00 (less any deduction the Landlord is entitled to deduct) even if the aggregate sum of the Cash Amount of Allotted Shares for Deposit, or the Top Up Amount of Allotted Shares for Deposit (as the case may be) together with the said net sale proceeds is higher or smaller than an amount equal to HK$1,500,000.00 (less any deduction the Landlord is entitled to deduct); or

(iv)	to keep the remaining Allotted Shares for Deposit and to return a sum of HK$1,500,000.00 (less any deduction the Landlord is entitled to deduct) in cash by way of cheque to the Tenant.

For the avoidance of doubt, for any sale of the Allotted Shares for Deposit as aforesaid, the Landlord is entitled to deduct all theh costs and expenses and all the tax liabilities attached to, incurred or arising from such sale from the sale proceeds before returning the same to the Tenant in accordance with this paragraph.

Signboards	17.	Subject to the prior consent in writing of the Landlord, the Tenant is allowed to put the name of its subsidiary at the directory board at the lobby of the Building and at the entrance of the Premises. Subsidiary in this clause shall have the same meaning of “subsidiary” in the Companies Ordinance (Cap. 622).

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THE SEVENTH SCHEDULE ABOVE REFERRED TO

BUILDING REGULATIONS

1.	(a)	The Tenant shall co-operate with the Landlord to maintain a uniform external appearance of the Building and shall not use or install anything in the interior of the Premises which affects the external appearance from the outside. In particular, but without in any way limiting the foregoing no flag-pole may be erected and no flag or similar item shall be flown or displayed from windows or from elsewhere in or upon the Building without prior written consent of the Landlord.

(b)	The Tenant shall co-operate with the Landlord to maintain a uniform external appearance of the Building and shall not use or install anything in the interior of the Premises which affects the external appearance from the outside. In particular, but without in any way limiting the foregoing no flag-pole may be erected and no flag or similar item shall be flown or displayed from windows or from elsewhere in or upon the Building without prior written consent of the Landlord.

(c)	Without prejudice to its rights under this Agreement, the Landlord may take such action as may be necessary to remedy any violation of this regulation on the part of the Tenant.

2.	(a)	The washing and toilet facilities built and erected on the relevant levels of the Building and any other water appliances or apparatus shall not be used for any purpose other than that for which they have been installed and no rubbish or other material or substance of any kind whatsoever may be deposited therein.

(b)	The expense of any breakage, stoppage or damage resulting from any violation of this regulation shall be borne by the Tenant who, or whose employees, agents or licensees, shall have caused it.

3.	(a)	For security reasons, removal of furniture, fittings and equipment shall be carried out only after prior notification to and agreement by the Landlord.

(b)	Notwithstanding the foregoing, the Landlord shall not be responsible for any loss or damage to any furniture, fittings or equipment nor shall the Landlord be responsible for or entertain any claim whatsoever arising from any delay or alleged delay in the issue of removal permits or by reason of the failure by the Tenant to apply for a removal permit during business hours.

4.	The Landlord reserves the right to prescribe the times at which and the manner in which cranes and other heavy equipment, fittings, furniture and other bulky articles and goods shall be conveyed in the lifts and the right to prohibit the carriage in the lifts of any object larger or heavier than that for which the same are designed.

5.	(a)	The Landlord shall in no case be liable for any claims or damage relating to the admission or exclusion of any person to or from the Building in accordance with the provisions of these regulations.

(b)	The Landlord reserves the right to prohibit all access to the Building during typhoons or during periods of public disturbance or civil commotion.

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6.	(a)	Except in the case of emergency, such as fire or the breakdown of the central air-conditioning system, all windows in Building shall at all times remain closed.

(b)	No clothing, laundry, carpet, rug or other article shall be hung or shaken out of any windows of the Building and the Tenant shall not sweep or throw or permit to be swept or thrown from the Premises any dirt, dust or other substance whatsoever either outside the windows or into any of the public areas or lifts.

7.	Peddling in the Building are prohibited and the Tenant shall co-operate with the Landlord in preventing the same or any similar nuisance.

8.	Cleaning services for the Premises shall be carried out only by contractors approved by the Landlord. No other person will be permitted entry to the the Building to carry out services of this nature.

9.	All employees of the Landlord are forbidden while on duty to do anything outside the scope of their regular duties unless under special instructions from the Landlord and the Tenant shall not request or instruct any such employee to undertake any task of any kind whatsoever for the Tenant.

10.	The Landlord reserves the right to change the hours during which the chilled water and Building management facilities services are provided to the Building and common area, including but not limited to the lighting and escalators, and central air-conditioning system is operated in the Building. Unless and until otherwise changed the operating hours are 24 hours daily. In case the Tenant requires such services and additional air-conditioning service beyond the operating hours, the Tenant may request the Landlord to provide the same at such extra cost to be determined by the Landlord.

11.	(a)	At the end of each business day, the Tenant shall ensure that:-

(i)	The Premises are locked so as to prevent unauthorized access thereto.

(ii)	All negotiable instruments and documents or chattels of value (other than fixtures, fittings and business equipment) are effectively secured against accidental destruction or damage, theft or misappropriation.

(iii)	All electrical business machines and equipment are disconnected and rendered harmless.

(iv)	All taps, faucets and other water appliances under the control of the Tenant are effectively turned off.

(v)	All electricity and gas supplies are turned off (with the exception of the electricity supply needed to keep in operation the telex, telephone and similar equipment).

(vi)	All the air-conditioning fan-coil units controlled from within the Premises are turned off.

(b)	The Tenant shall make good all loss, damage or injury sustained by the Landlord or any other tenant or occupier of the Building or the Building by reason of any failure to observe the provisions of this regulation.

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12.	All decoration works (including air-conditioning and E/M works) should be carried out in accordance with drawings submitted by the Tenant and approved by the Landlord. No work shall commence without prior approval from the Landlord in writing.

13.	Unless otherwise approved by the Landlord all E/M works in connection with the Premises shall be carried out by the contractor or contractors nominated by the Landlord.

14.	The Tenant shall not do or suffer or permit to be done anything whereby the flush or drainage system of the Building may be clogged or efficient working thereof may be impaired or the supply of water, electricity or gas shall be affected or likely to be affected and to pay the Landlord on demand the cost of any breakage, blockage or damage resulting from a breach thereof.

15.	The Tenant shall not make or cause or permit any disturbing noise or do or cause or permit or suffer anything to be done which will interfere with the rights, comfort, and convenience of other tenants or occupiers of the Landlord in the Building or other owners or occupiers of the Building.

16.	No external placards, posters, signs, signboards, notices, advertisements, flags, banners, poles, cages, shades or other projections or structures whatsoever extending outside the exterior of the Building shall be erected, installed or otherwise affixed to or exhibited on or projected from the Building except with the prior written consent from the Landlord.

17.	These regulations may be modified at the Landlord’s discretion by the Landlord in writing. The Landlord reserves the right at any time and from time to time to alter or add to these regulations as provided in this Agreement.

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THE EIGHTH SCHEDULE ABOVE REFERRED TO

TECHNICAL PROVISIONS

1.	Power Supply:	1 no. 500A supply
1 no. 160A TPN supply

2.	Fire Services:	(a) 1 layer of fire sprinkler and hose reel
(b) 2 sets Fire Curtains

3.	Air-conditioning:

	(a) Chilled Water Supply:-	3 sets dia.800mm chilled water supply & return pipes
	(b) Primary Air Handling Unit:-	3 sets Primary Air Handling Units
	(c) Fan Coil Unit:-	4 sets Fan Coil Units for Lift Lobby

4.	Fresh and Flush Water Supply for Toilets

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The Landlord SIGNED by CHAN WAI MAN RAYMOND for and on behalf of SHAW MOVIE CITY HONG KONG LIMITED whose signature(s) is/are verified by:-	) ) ) ) ) )
STEPHEN KWOK

The Tenant SIGNED by PING KEE LAU for and on behalf of the SHARING FILM INTERNATIONAL LIMITED in the presence of:-	) ) ) )

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RECEIVED from the Tenant the Deposit Cheque dated 17 October 2019 for an amount of HK$1,637,501.92. By CHAN WAI MAN RAYMOND	) ) ) ) ) ) )

VERIFICATION to the signature(s): -
STEPHEN KWOK

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RECEIVED from the Tenant the sum of HONG KONG DOLLARS ONE HUNDRED THOUSAND (HK$100,000.00) ONLY being the sum of the said premises damage and reinstatement deposit By CHAN WAI MAN RAYMOND	) ) ) ) )

VERIFICATION to the signature(s): -
STEPHEN KWOK

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OFFICE A
OFFICE B
OFFICE C
FLAT ROOF
BALCONY B
BALCONY C
PANTRY

OFFICE A	7867.90 SF	23146.75 SF (NET)
OFFICE B	7717.20 SF	
OFFICE C	7561.65 SF	
FLAT ROOF	499.00 SF	1082.95 SF (NET)
BALCONY B	298.15 SF	
BALCONY C	285.80 SF	

ADMIN. BLDG. L3 FLOOR PLAN